UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oriental Culture Holding LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1402, Richmake Commercial Building 198-200 Queen’s Road Central, Hong Kong	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Oriental Culture Holding LTD.

2021 Omnibus Equity Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Li

FisherBroyles, LLP

1200 G Street, NW

Washington, D.C. 20005

(202) 830-5905

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, par value $0.00005 per share	4,000,000	$5.095	$20,380,000	$1,889.23

(1)	Oriental Culture Holding LTD., a Cayman Islands company (the “Company” or “OCG”), is registering 4,000,000 shares of Ordinary Shares pursuant to the Oriental Culture Holding LTD. 2021 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional Ordinary Shares as may become issuable under the Plan as a result of stock splits, stock dividends or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(2)	The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our Ordinary Shares as quoted on the Nasdaq Capital Market on January 18, 2022, a date within five business days of the filing date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Oriental Culture Holding LTD. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the Commission on April 30, 2021; and

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39734) filed with the Commission on November 23, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated articles of association, adopted by its shareholders on November 8, 2019 provides that the Registrant shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings by such persons in their capacity as such, other than by reason of their willful default or fraud.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.9 to the Registrant’s registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the Commission on November 12, 2019, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

The Registrant also maintains a directors and officers liability insurance policy for its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Memorandum of Association (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the SEC on November 12, 2019)

4.2	Second Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 3.3 to the registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the SEC on November 12, 2019)

4.3	Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the SEC on November 12, 2019)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Ordinary Shares being registered

10.1	Oriental Culture Holding LTD. 2021 Omnibus Equity Plan (incorporated by reference to Annex A of Exhibit 99.1 Notice of Oriental Culture Holding LTD’s 2021 Annual General Meeting of Stockholders and Proxy Statement of the Form 6-K filed with SEC on November 9, 2021)

23.1*	Consent of Wei Wei & Co., LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, on January 21, 2022.

Oriental Culture Holding LTD.

By:	/s/ Yi Shao
Name:	Yi Shao
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Oriental Culture Holding LTD. hereby constitutes and appoints Yi Shao and Lijia Ni or either of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Oriental Culture Holding LTD. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yi Shao	Chief Executive Officer and Director	January 21, 2022
Yi Shao	(Principal Executive Officer)

/s/ Lijia Ni	Chief Financial Officer	January 21, 2022
Lijia Ni	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mun Wah Wan	Chairman of the Board and Director	January 21, 2022
Mun Wah Wan

/s/ Nelson (Nam Sum) Wong	Director	January 21, 2022
Nelson (Nam Sum) Wong

/s/ Xiaobing Liu	Director	January 21, 2022
Xiaobing Liu

/s/ Jinren Chen	Director	January 21, 2022
Jinren Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Oriental Culture Holding LTD. has signed this registration statement or amendment thereto in New York, New York on January 21, 2022.

Authorized U.S. Representative - Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.